SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
                 File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.
                          Commission File Number 1-7675

                        Audits & Surveys Worldwide, Inc.

                           650 Avenue of the Americas
                            New York, New York 10011
                               Tel: (212) 791-7000

                     Common Stock, par value $.01 per share
            (Title of each class of securities covered by this form)

                                      None
(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)    [X]                   Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(1)(ii)   [ ]                   Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(i)    [ ]                   Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(ii)   [ ]                   Rule 12h-3(b)(2)(ii)    [ ]
      Rule 12g-4(b)(1)(i)    [ ]                   Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date: one

     Pursuant to the requirements of the Securities Exchange Act of 1934, Audits & Surveys Worldwide, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 24, 1999                BY: /s/ David C. Bender
                                         ---------------------------------------
                                         David C. Bender
                                         President